EXHIBIT 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this __ day of _____ 2016 (the “Effective Date”), by and among DS HEALTHCARE GROUP, INC., a Florida corporation (“DSH”); W/R GROUP, INC. (formerly, WRG Acquisition Corporation), a corporation organized under the laws of the laws of the State of Arizona, (the “Company”); and CAREY WILLIAMS, an individual (the “Executive”).

WHEREAS, the Company is a wholly-owned subsidiary of DSH; and

WHEREAS, pursuant to the terms of an amended and restated asset purchase agreement, dated as of December 23, 2015 (the “Asset Purchase Agreement”) among DSH, the Executive, Stefan Russell, WRG Liquidation Corp. (formerly W/R Group, Inc.), an Arizona corporation (the “Seller”) and DiscCo Liquidation Corp. (formerly, WR Group IC-Disc, Inc.), a Nevada corporation (“DiscCo”), the Company acquired substantially all of the assets and Business of the Seller and assumed certain of the liabilities and obligations of the Seller (the “Transaction”); and

WHEREAS, prior to Closing of the Transaction pursuant to the Asset Purchase Agreement, the Executive was a senior executive officer of the Company; and

WHEREAS, DSH and the Company desire to retain the services of Executive, and Executive desires to continue to manage the business and operations of each of the Company; and

WHEREAS, the Executive would not have entered into the Asset Purchase Agreement unless he continued to manage and operate the business of each of the Company pursuant to this Agreement and the Stockholders Agreement dated of even date herewith between DHS, the Company, Stefan Russell (“Russell”) and the Executive (the “Stockholders Agreement”).

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.

Employment.  The Company agrees to engage the services of the Executive, and Executive agrees to provide such services, all upon the terms and conditions set forth herein.

2.

Duties.

2.1

Position.  Executive is employed as the Chief Executive Officer of the Company.  Subject only to the provisions of the Stockholders Agreement, the Executive shall have the authority and responsibility to manage the business operations of the Company, and shall have the authority and responsibility associated with the duties normally associated with the position of a Chief Executive Officer.  The Executive shall report only to the Boards of Directors of the Company and DSH.  The Executive shall perform faithfully and diligently all duties on behalf of the Company. In addition to performing such duties for the Company, the Executive may be required to perform related duties for DiscCo, and other related entities to be acquired or established by mutual agreement of the Executive and DHS, as subsidiaries of either the Company or DSH.

2.2

Best Efforts/Full-time.  Executive will expend Executive’s best efforts on behalf of the Company, and will abide by all policies and decisions made by the Company that are approved in advance by the Executive and DHS, as well as all applicable federal, state and local laws, regulations or ordinances.  Executive will act in the best interest of the Company at all times.  Executive shall devote Executive’s full business time and efforts to the performance of Executive’s duties for the Company; provided, however, that it shall not be a violation of this Agreement for Executive to engage in or serve such civic, community, charitable, educational, industry or religious organizations as he may reasonably select.

2.3

Work Location.  Executive’s principal place of work shall be located in Phoenix, Arizona, provided that Executive shall be expected to engage in reasonable business travel, to be reimbursed or paid by the Company, in accordance with Executive’s duties, including management oversight of suppliers and customers of the Company, or new entities to be owned by either or both of the Company.

3.

Term.  Unless sooner terminated in accordance with Section 7 below, this Agreement shall be for a term commencing on and as of the Effective Date and expiring on December 31, 2020 (the “Initial Term”).  Upon the expiration of the Initial Term, this Agreement may be renewed, extended or renegotiated all upon such terms and conditions as the Executive and DSH may mutually determine (each a “Renewal Term”).  The Initial Term and each Renewal Term is referred to herein as the “Term” of this Agreement.

4.

Compensation.

4.1

Base Salary.  As compensation for Executive’s performance of Executive’s duties hereunder, the Company shall pay to Executive an initial base salary at the rate of Seven Hundred and Fifty Thousand ($750,000) Dollars per year (“Base Salary”).  Such Base Salary shall be payable in the amount of Thirty One Thousand Two Hundred and Fifty ($31,250) Dollars on the first and the fifteenth day of each calendar month during the Initial Term.

4.2

Incentive Compensation. In the event that the “Pre-Tax Profits” (as that term is defined in the Asset Purchase Agreement) of the Company as at the end of any one or more of the five fiscal years ending December 31, 2016 through December 31, 2020 (each a “Fiscal Year”) shall equal or exceed the amounts set forth on Schedule A annexed hereto and made a part hereof, the Executive will be entitled to receive an incentive bonus of $250,000 per annum (the “Incentive Bonus Compensation”).  Such Incentive Bonus Compensation shall be payable promptly after preparation of the financial statements in the immediately preceding Fiscal Year in accordance with the procedures set forth in the Asset Purchase Agreement, but in no event later than fifty (50) days following the end of the Fiscal Year in question.

5.

Fringe Benefits.

5.1

Executive will be eligible for all customary and usual fringe benefits generally available to management and executive officers of the Company, including without limitation those medical and insurance benefits outlined in the Company’s existing employee manual, subject to the terms and conditions of the Company’s benefit plan documents.  The Company reserves the right to change or eliminate in its reasonable discretion fringe benefits on a prospective basis, at any time, effective upon reasonable notice to Executive and corresponding compliance with all applicable requirements of ERISA and the DOL Regulations, as well as any applicable requirements and provisions of 409A of the Code.  Executive shall be entitled to receive paid vacation time consistent with historical practices of Executive, provided that such vacation time does not materially impact Executive’s performance pursuant to this Agreement.

5.2

During the Term of this Agreement and thereafter for so long as the Executive shall be entitled to receive “Earn-Out Payments” under the Asset Purchase Agreement, the Company may purchase and maintain term life insurance on the life of the Executive.  In connection with the foregoing, the Executive shall submit to such physical examinations as shall be reasonably required to enable the Company to obtain term life insurance on the life of the Executive.

6.

Business Expenses.  Executive shall be reimbursed promptly by the Company for any actual out of pocket business expenses incurred by Executive in connection with his services on behalf of the Company in accordance with each Corporation’s customary policies and procedures with respect to reporting and documentation of such expenses.  The Company reserves the right to change such policies and procedures on a prospective basis, at any time, effective upon reasonable notice to Executive, provided that such policies do not conflict with this Agreement.

7.

Termination of Employment.

7.1

Termination for Cause.  Although the Company anticipates a long and mutually rewarding relationship with Executive, DSH, on behalf of the Company, may terminate Executive’s employment pursuant to this Agreement at any time for Cause.  For purposes of this Agreement, “Cause” is defined as and shall be limited to the items in this Section 7.1(a) through (c) set forth below; provided, however, that Cause shall not include acts, omissions or convictions related to, directly or indirectly, information, facts, or circumstances disclosed to Company or DSH, or otherwise discovered by Company or DSH in connection with any due diligence investigation or other examination, or delivery of information to Company or DSH in connection with such investigation or examination, whether or not foreseeable at the time of the discovery or disclosure:

(a)

Acts or omissions constituting gross negligence, willful recklessness or willful misconduct on the part of Executive with respect to the business of the Company; provided that Executive shall have been given written notice providing specific circumstances of such acts or omissions and a reasonable opportunity to cure such conduct, which notice shall be at least ten (10) days but no more than thirty (30) days depending upon the particular facts and circumstances involved in the failure; or

(b)

Executive’s uncured material breach of this Agreement or the Stockholders Agreement, including, without limitation, any breach of Section 8 or Section 9 of this Agreement; provided that Executive shall have been given written notice providing specific circumstances of such breach and a reasonable opportunity to cure such breach, which notice shall be at least ten (10) days but no more than thirty (30) days depending upon the particular facts and circumstances involved; or

(c)

Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude against the Company.

In the event Executive’s employment is terminated in accordance with this Section 7.1, Executive shall be entitled to receive only Executive’s Base Salary then in effect, prorated to the date of termination, and all fringe benefits through the date of termination.  All other obligations of DSH or the Company to Executive pursuant to this Agreement will be automatically terminated and completely extinguished.  In addition, Executive shall be subject to the surviving provisions of this Agreement as set forth in Section 11.8 below.

7.2

Termination Without Cause or Termination with Good Reason; Severance Payment.

(a)

Upon the (i) termination of Executive’s employment by the Company for any reason other than “Cause” (which shall include termination of Executive’s employment as a result of Executive’s death or disability) (a “Termination Without Cause”), or (ii) the termination of Executive’s employment by Executive for “Good Reason,” as such term is defined in this Section 7.2 (a “Termination With Good Reason”), DSH and the Company shall be jointly and severally liable to pay the Executive, a sum equal to (a) Twelve Million ($12,000,000) Dollars, less (b) all “Annual Earn-Out Payments” actually paid to the Executive under the Asset Purchase Agreement prior to the date of such termination (the “Severance Payment”).  Such Severance Payment shall be payable in thirty six (36) equal monthly installments commencing with the month following such Termination Without Cause or such Termination With Good Reason. The Severance Payment is not the exclusive form of compensation and is in addition to the right of Executive to receive the Base Salary and other benefits as set forth herein.

(b)

For purposes of this Agreement, “Good Reason” is defined as any event whereby (1) Executive suffers a material diminution in his duties, responsibilities, effective authority, titles, or positions (or any event whereby Executive is reporting to any other person other than the Board of Directors of DSH or the Company); (2) Executive is required, in the performance of his duties, to engage in any act or omission Executive reasonably believes to be unethical or in violation of any legal or contractual requirements; (3) Executive’s primary workplace is relocated, without his consent, to a location outside of metropolitan Phoenix, Arizona; or (4) Executive suffers a reduction of his Base Salary or Incentive Bonus Compensation, or Company fails to pay any earned compensation to Executive or provide benefits when due.

7.3

Voluntary Resignation by Executive.  Executive may voluntarily resign Executive’s position with the Company at any time on sixty (60) days’ advance written notice to the Company, unless such resignation is due to a medical emergency or family health crisis, in which case Executive may voluntarily resign upon reasonable notice.   In the event of Executive’s voluntary resignation without Good Reason or for reasons other than Executive’s death or Permanent Disability, Executive will be entitled to receive only Executive’s Base Salary, prorated to the date of termination of services, and all fringe benefits through the date of termination.  In addition, Executive shall be subject to the surviving provisions of this Agreement as set forth in Section 11.8 below.

7.4

No Forfeiture of Rights.  Notwithstanding anything to the contrary set forth in this Section 7, upon any permitted termination of Executive’s employment hereunder, the Executive or his heirs, executors or trustees shall retain all of the consideration paid to the Executive under the Asset Purchase Agreement and this Agreement prior to the date of termination of this Agreement for any reason.  Any termination of Executive’s employment hereunder shall have no impact on Executive’s rights to receive the Cash Earn-Out Payments provided for pursuant to the Asset Purchase Agreement.

8.

Confidential Information.  The term “Confidential Information” and “Trade Secrets” is used herein in its legal sense and includes (without limitation) trade secrets and other confidential and proprietary information, as well as any information in the possession of the Company, or any of its parent, subsidiary and/or affiliate entities, whether created by the Executive or the Company, or any of its parent, subsidiary and/or affiliate entities, which is kept or intended to be kept as a secret from others and is labeled as “Confidential” or is reasonably understood to be Confidential Information.  Executive agrees to keep strictly confidential, and to use solely for purposes of performing Executive’s services-related duties, any intellectual property or Confidential Information and Trade Secrets disclosed to Executive either by the Company, any of its parent, subsidiary and/or affiliate entities or its customers and suppliers in the course of Executive’s services.  For the purposes of this agreement, Confidential Information shall include, without limitation: all business plans, strategies, corporate policies, financial information, operation of technical information, marketing information, customer lists and preferences, current or anticipated customer requirements, price lists, marketing studies, sales analyses, product plans, supplier information, employee information, employee lists, information regarding labor relations, employee remuneration and any other confidential information concerning the business and affairs of the Company, any of its parent, subsidiary and/or affiliate entities or its customers and suppliers, including information which, though technically not trade secrets, the unauthorized dissemination or knowledge of which might prove prejudicial to the business interests of the Company or any of its parent, subsidiary and/or affiliate entities.  Executive understands that both the Confidential Information and intellectual property are proprietary rights that the Company or any of its parent, subsidiary and/or affiliate entities is entitled to protect, and accordingly, Executive agrees not to disclose such information either during the Term of this Agreement or for a period of five (5) years following termination of Executive’s employment hereunder, without the prior written consent of the Company, or to make use of such information for Executive’s personal benefit, or for the benefit of any other person, firm, corporation or entity. The obligations under this Section 8 shall not apply to any Confidential Information, Trade Secrets or intellectual property that:  (a) is known to Executive on a non-confidential basis prior to disclosure; (b) is or hereafter becomes known to the general public without breach or fault on the part of Executive (the parties acknowledge that information filed or released publicly (with the Securities and Exchange Commission, press releases, or otherwise) shall be deemed to be known by the general public and not deemed Confidential Information or Trade Secrets); (c) is disclosed to Executive by another person or entity without restriction on disclosure and without breach of any nondisclosure obligation; (d) is independently developed from information not protected under this Section 8 by Executive while he has no access to related Confidential Information, Trade Secrets or intellectual property; or (e) is produced pursuant to lawful order or subpoena of a court or tribunal having proper jurisdiction.

9.

Non-Competition and Non-Solicitation.    Executive acknowledges that in the course of Executive’s services to the Company, Executive will become familiar with the business and trade secrets of the Company, as well as with other confidential and proprietary information, and that Executive’s services will be of special, unique and extraordinary value to the Company.  Therefore, in consideration of the foregoing, Executive agrees as follows.

9.1

Non-Competition.  Executive agrees that, during the Term of this Agreement and for a period of eighteen months (18) months following the Term (the “Restricted Period”), without the prior written consent of the Company, Executive shall not (a) directly or indirectly, engage as an owner, stockholder, partner, member, executive officer, director or consultant to any corporation, partnership, limited liability company or other entity that is engaged in a business that directly competes with the business engaged in by the Company and DiscCo as at the Effective Date of this Agreement or during the Term of this Agreement (a “Restricted Business”), or (b) own an interest in, manage, operate, join, control, lend money or render financial or other assistance to, or participate in or be connected with, as an officer, employee, partner, stockholder, agent or consultant, any Restricted Business; provided that the Executive will not be in violation of the foregoing solely by reason of his passive ownership of not more than 2% of the outstanding shares of the stock of any corporation which is listed on a national securities exchange.

9.2

Non-Solicitation. Executive agrees that, during the Term of this Agreement and for a period of eighteen (18) months following the Term, Executive shall not: (a) solicit individuals who are current customers of the Company, or any of its parent, subsidiary and/or affiliate entities engaged in the Restricted Business; (b) directly or indirectly induce or attempt to induce any employee of the Company or other entity engaged in the Restricted Business to leave the employ of the Company or their employer, or in any way interfere with the relationship between the Company or other entity engaged in the Restricted Business with any of its or their employees; or (c) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or other entity engaged in the Restricted Business to cease doing business with, or modify its business relationship with, the Company or other such entity, or in any way interfere with or hinder the relationship between any customer, supplier, licensee or business relation and the Company or other entity engaged in the Restricted Business.

10.

Injunctive Relief.  Executive acknowledges that Executive’s breach of the covenants contained in Section 8  and  Section 9 hereof would cause irreparable injury to the Company and agrees that in the event of any such breach, the Company and/or the Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security in addition to any other relief to which the Company and/or the Company may be entitled and other remedies the Company may exercise under this Agreement or otherwise.

11.

General Provisions.

11.1

Successors and Assigns.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.  Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

11.2

Waiver.  Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

11.3

Attorneys’ Fees.  In the event of a dispute involving the interpretation or enforcement of this Agreement, a court shall award reasonable attorneys’ fees and costs to the prevailing party.

11.4

Severability.  In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

11.5

Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

11.6

Governing Law; Forum.  This Agreement will be governed by and construed in accordance with the laws of the United States and the state of Arizona.  Each party consents to the jurisdiction and venue of the state or federal courts in Maricopa County in the state of Arizona, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement, and agrees that the state or federal courts in Maricopa County, in the state of Arizona shall have exclusive jurisdiction over any dispute arising between the parties related to this Agreement or Executive’s services with the Company.

11.7

Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth under the signatures below, or such other address as either party may specify in writing.

11.8

Survival.  Section 8 (“Confidentiality Information”), Section 9 (“Non-Competition and Non-Solicitation”), Section 10 (“Injunctive Relief”), Section 11 (“General Provisions”), Section 12 (“DHS Guaranty”) and Section 13 (“Entire Agreement”) of this Agreement shall survive termination of Executive’s services with the Company.

12.

DSH Guaranty.  By its execution of this Agreement, DSH does hereby covenant and agree to guaranty all of the obligations of each of the Company under this Agreement.

13.

Entire Agreement.  This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This Agreement may be amended or modified only with the written consent of Executive and the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

[signature page follows]

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE FIRST WRITTEN ABOVE.

EMPLOYEE:

CAREY WILLIAMS

Address:
9160 E Bahia Dr, Ste 200
Scottsdale, AZ 85260

EMPLOYER:

W/R GROUP, INC.

By:
Name:
Title:

Address:

DS HEALTHCARE GROUP, INC.

By:
Name:	Daniel Khesin,
Title:	President

Address:
DS Healthcare Group, Inc.
1601 Green Road
Deerfield Beach FL 33064
Attn: Daniel Khesin, CEO
Facsimile: 646 .219 .2572

SCHEDULE A

Pre-Tax Profits Targets

[To be determined by mutual agreement of the Executive and DSH prior to Closing]